CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-98402, No. 33-74830 and No. 333-13461) of Alliance Semiconductor Corporation of our report dated April 23, 1997 appearing in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears in this Form 10-K.

PRICE WATERHOUSE LLP

San Jose, California
June 23, 1997